Exhibit 99.1

Gina Doria and Henry Wong Join Mobiquity Sales Team

NEW YORK, March 6, 2019 /PRNewswire/ -- Mobiquity Technologies, Inc. (MOBQ), a company providing mobile first, next generation programmatic advertising capabilities is pleased to announce Gina Doria and Henry Wong as the newest hires to join an expanding sales organization.

Gina joins Mobiquity Technologies' East Coast sales team with a wide range of industry experience. She formerly worked at ValueClick, Conversant, SteelHouse, RocketFuel, and Sizmek. She is also a member of the Forbes Business Development Council, an invitation only community for senior-level sales and business development professionals. In Gina's own words, "The digital advertising ecosystem is becoming increasingly more convoluted as the internet evolves. It is our job as sales executives to cut through that clutter and offer clients a platform that is low-cost, transparent, automated and has all the right features in one single platform."

Henry is a seven-year ad tech industry veteran, with specialist background in mobile video. He joins from Chocolate Platform where he was a Regional Sales Director. He also has advertising agency experience at Ignited.  Henry previously worked with top fortune 100 companies: Toyota, Honda, MCD, Disney, and Sony. Born and raised in Los Angeles, Henry will be responsible for West Coast sales. "Mobiquity is a forward-thinking newcomer to the ad tech industry, that I believe to be a disruptive force in the market," said Henry. "I'm very excited to join a team with a vision to build a better programmatic operating system."

"We are attracting strong talent and expanding our team to keep up with the pace of strong market demand," said Dean Julia, CEO of Mobiquity Technologies. "I'm confident in our ability to grow quarter over quarter."

About Mobiquity Technologies (www.mobiquitytechnologies.com)
Mobiquity Technologies, Inc. (MOBQ), is a mobile first, next generation, platform-as-a-Service (PaaS) company for data and advertising. The company maintains the largest location database available to advertisers and marketers through their data services division. Through Mobiquity Technologies' Advangelists subsidiary (www.advangelists.com), the company also provides programmatic advertising technologies and precise mobile data insights on consumer behavior.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.
Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

For more information email: press@mobiquitytechnologies.com